                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                            Three Months Ended  Nine  Months  Ended
                                                 October  5,       October  5,
                                              ----------------  ----------------
                                               1999     2000     1999     2000
                                              -------  -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    11,744   12,289   11,709   12,084
                                              =======  =======  =======  =======

Net income                                    $ 6,532  $ 8,187  $17,280  $22,078
                                              =======  =======  =======  =======

Net income per common share                   $  0.56  $  0.67  $  1.48  $  1.83
                                              =======  =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    11,744   12,289   11,709   12,084

Dilutive effect of stock options outstanding
during the period                                  87      254      115      220

Total common and common equivalent            -------  -------  -------  -------
shares                                         11,831   12,543   11,824   12,304
                                              =======  =======  =======  =======

Net income                                    $ 6,532  $ 8,187  $17,280  $22,078
                                              =======  =======  =======  =======

Net income per common share                   $  0.55  $  0.65  $  1.46  $  1.79
                                              =======  =======  =======  =======